Exhibit 99.1

April 2, 2007

Dear Fund III Member:

Re: Vestin Fund III, LLC
Distribution Reinvestment Plan

Thank you for your participation in the Vestin Fund III, LLC (the “Fund”) Distribution Reinvestment Plan (the “Plan”). We wanted to let you know that the plan is being terminated effective May 7, 2007.

As such, this letter will serve as your official thirty (30) day notification pursuant to Section 8.5 of the Fund Operating Agreement that the Plan will be terminated effective May 7, 2007, which also represents the last date plan participates will receive units by purchase through distributions (April distributions). Starting in May 2007 (paid first week of June) you will begin to receive a check representing your monthly distribution. If you so desire, you may receive a distribution by electronic transfer. If you would like distributions by electronic transfer please send a written request along with a voided check.

Vestin Mortgage, Inc., as the manager of the Fund regrets having to take this action. However, the continuation of the Plan does not warrant its increasing cost.

If you have any questions please do not hesitate to contact us. Thank you for your time in this matter.

Sincerely

Vestin Mortgage, Inc., Sole
Manager of Vestin Fund III, LLC